                             AGREEMENT AND PLAN OF MERGER

                                    BY AND AMONG


                                  POWER-ONE, INC.,

                          POWER-ONE ACQUISITION CORPORATION

                                         AND

                          INTERNATIONAL POWER DEVICES, INC.


                                   JANUARY 7, 1999

                                  TABLE OF CONTENTS

                                                                            PAGE

                                      ARTICLE I
                                      THE MERGER

1.1       The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

1.2       Stockholders Approval. . . . . . . . . . . . . . . . . . . . . . . 2

1.3       Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . 2

1.4       Dissenter's Rights . . . . . . . . . . . . . . . . . . . . . . . . 2

1.5       Surrender And Payment. . . . . . . . . . . . . . . . . . . . . . . 3

1.6       Stock Options. . . . . . . . . . . . . . . . . . . . . . . . . . . 4

1.7       Adjustment To Escrow Consideration . . . . . . . . . . . . . . . . 4

1.8       Adjustment for Claims. . . . . . . . . . . . . . . . . . . . . . . 5

1.9       Aggregate Earnout Consideration. . . . . . . . . . . . . . . . . . 5

1.10      Withholding Rights . . . . . . . . . . . . . . . . . . . . . . . . 8

1.11      Lost Certificates. . . . . . . . . . . . . . . . . . . . . . . . . 8

1.12      Escrow Fund. . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

1.13      Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

                                      ARTICLE II
                       REPRESENTATIONS AND WARRANTIES OF SELLER

2.1       Organization And Related Matters . . . . . . . . . . . . . . . . . 8

2.2       Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . 9

2.3       Financial Statements; Changes; Contingencies . . . . . . . . . . . 9

2.4       Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11

2.5       Material Contracts . . . . . . . . . . . . . . . . . . . . . . . .13

2.6       Title To Property; Condition Of Property; Leases . . . . . . . . .14

2.7       Intellectual Property. . . . . . . . . . . . . . . . . . . . . . .14

2.8       Corporate Authorization. . . . . . . . . . . . . . . . . . . . . .14

2.9       Governmental Authorization . . . . . . . . . . . . . . . . . . . .15

2.10      Non-contravention. . . . . . . . . . . . . . . . . . . . . . . . .15

2.11      Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . .15

2.12      Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

2.13      Compliance With Law. . . . . . . . . . . . . . . . . . . . . . . .16


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2.14      Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

2.15      Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . .16

2.16      No Brokers or Finders. . . . . . . . . . . . . . . . . . . . . . .18

2.17      Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . .18

2.18      Customers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .18

2.19      Suppliers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

2.20      Product Warranties . . . . . . . . . . . . . . . . . . . . . . . .19

2.21      Environmental Law Compliance . . . . . . . . . . . . . . . . . . .19

2.22      Minute Books . . . . . . . . . . . . . . . . . . . . . . . . . . .20

2.23      Due Diligence Materials. . . . . . . . . . . . . . . . . . . . . .20

2.24      Antitakeover Statutes. . . . . . . . . . . . . . . . . . . . . . .20

2.25      Year 2000 Compliance . . . . . . . . . . . . . . . . . . . . . . .20

2.26      Chinese Joint Venture. . . . . . . . . . . . . . . . . . . . . . .20

                                     ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF BUYER

3.1       Organization And Related Matters . . . . . . . . . . . . . . . . .21

3.2       Corporate Authorization. . . . . . . . . . . . . . . . . . . . . .21

3.3       Governmental Authorization . . . . . . . . . . . . . . . . . . . .21

3.4       Non-contravention. . . . . . . . . . . . . . . . . . . . . . . . .21

3.5       Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . .22

3.6       Compliance With Law. . . . . . . . . . . . . . . . . . . . . . . .22

3.7       No Brokers Or Finders. . . . . . . . . . . . . . . . . . . . . . .22


                                      ARTICLE IV
                       COVENANTS OF SELLER AND ITS SUBSIDIARIES

4.1       Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

4.3       Notification of Certain Matters. . . . . . . . . . . . . . . . . .24

4.4       Permits and Approvals. . . . . . . . . . . . . . . . . . . . . . .24

4.5       Stockholder Meeting; Proxy Material. . . . . . . . . . . . . . . .24

4.6       Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . .24

4.7       Interim Balance Sheet. . . . . . . . . . . . . . . . . . . . . . .24


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                                      ARTICLE V
                                  COVENANTS OF BUYER

5.1       Notification of Certain Matters. . . . . . . . . . . . . . . . . .24

5.2       Management of Business after Closing Date. . . . . . . . . . . . .24

5.3       Permits and Approvals. . . . . . . . . . . . . . . . . . . . . . .25

5.4       Representation on Surviving Corporation's Board. . . . . . . . . .25

                                      ARTICLE VI
                                CONDITIONS TO CLOSING

6.1       General Conditions . . . . . . . . . . . . . . . . . . . . . . . .25

6.2       Conditions to Obligations of Buyer . . . . . . . . . . . . . . . .25

6.3       Conditions to Obligations of Seller. . . . . . . . . . . . . . . .26

                                     ARTICLE VII
                              TERMINATION OF OBLIGATIONS

7.1       Termination of Agreement . . . . . . . . . . . . . . . . . . . . .27

7.2       Effect of Termination. . . . . . . . . . . . . . . . . . . . . . .27

                                     ARTICLE VIII
                                   INDEMNIFICATION

8.1       Obligations of Seller. . . . . . . . . . . . . . . . . . . . . . .28

8.2       Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . .28

8.3       Procedure. . . . . . . . . . . . . . . . . . . . . . . . . . . . .28

                                      ARTICLE IX
                                    MISCELLANEOUS

9.1       Survival of Representations and Warranties . . . . . . . . . . . .30

9.2       Public Announcements . . . . . . . . . . . . . . . . . . . . . . .30

9.3       Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .30

9.4       Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .30

9.5       Stockholder Representative . . . . . . . . . . . . . . . . . . . .30

9.6       Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31


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9.7       Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31

9.8       Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .32

9.9       Sections and Other Headings. . . . . . . . . . . . . . . . . . . .32

9.10      Integrated Agreement . . . . . . . . . . . . . . . . . . . . . . .32

9.11      Amendments; Waivers. . . . . . . . . . . . . . . . . . . . . . . .32

9.12      Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . .32

9.13      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .33

9.14      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .33

9.15      Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .33

9.16      Specific Performance . . . . . . . . . . . . . . . . . . . . . . .33


                             AGREEMENT AND PLAN OF MERGER

          This Agreement is entered into as of January 7, 1999 among POWER-ONE, INC., a Delaware corporation ("BUYER"), POWER-ONE ACQUISITION CORPORATION, a Massachusetts corporation ("ACQUISITION CORP."), and INTERNATIONAL POWER DEVICES, INC., a Massachusetts corporation ("SELLER"). Certain capitalized terms used in this Agreement are defined in the text or on EXHIBIT A.

          Concurrently with the execution of this Agreement, the holders of not less than two-thirds of the Shares will deliver to Buyer their agreements in the form of EXHIBIT B (each such agreement as amended, supplemented or otherwise modified from time to time, the "SUPPORT AGREEMENT") to vote their Shares in favor of the Merger, on the terms and subject to the conditions set forth in the Support Agreement.

Concurrently with the execution of this Agreement, the Employees have executed employment agreements with Seller that will become effective on the Closing Date.

          The parties agree as follows:

                                     ARTICLE I
                                    THE MERGER

     1.1  THE MERGER.

     (a) At the Effective Time, Acquisition Corp. will be merged (the "MERGER") with and into Seller in accordance with the Massachusetts Business Corporation Law ("MBCL"), whereupon the separate existence of Acquisition Corp. will cease, and Seller will be the surviving corporation (the "SURVIVING CORPORATION").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth herein, Seller and Acquisition Corp. will file articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of the Commonwealth of Massachusetts and make all other filings or recordings required by the MBCL in connection with the Merger. The "EFFECTIVE TIME" will be the date and time specified in the Articles of Merger.

     (c) From and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Seller and Acquisition Corp., all as provided in the MBCL.

     (d) The Articles of Organization and bylaws of Acquisition Corp. in effect at the Effective Time will be the Articles of Organization and bylaws of the Surviving Corporation until amended in accordance with applicable law. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) Steven Goldman, Eddie Schnopp, Dennis Roark, Y.C. Chang and

David Liu will be the directors of the Surviving Corporation and (ii) the officers of Seller will be the officers of the Surviving Corporation on the Closing Date.

     1.2 STOCKHOLDERS APPROVAL. This Agreement shall be submitted for adoption and approval to the holders of shares of common stock, par value $.01 per share ("COMMON STOCK"), of Seller at the Seller Stockholders Meeting in accordance with the provisions of this Agreement. The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Seller Common Stock on the record date for such meeting, voting as a class (the "STOCKHOLDER APPROVAL"), is required to approve this Agreement and the transactions contemplated hereby.
The Board of Directors of Seller will recommend that the Stockholders approve this Agreement and the Merger.

     1.3  CONVERSION OF SHARES.  At the Effective Time:

     (a) Buyer shall deliver to the Exchange Agent an amount (the "CASH MERGER CONSIDERATION") equal to $31.75 million less (x) the amount of capitalized lease obligations and indebtedness (collectively "INDEBTEDNESS") of Seller reflected on the Interim Balance Sheet and (y) the Original Escrow Amount. Each share of Common Stock issued and outstanding at the Effective Time (the "SHARES") (except as otherwise provided in SECTION 1.3(b) and except for Shares held by a Dissenting Holder) will be cancelled and extinguished and become the right to receive (i) the Per Share Cash Merger Consideration, (ii) the Per Share Escrow Consideration and (iii) the Per Share Aggregate Earnout Consideration.

     (b) Each share of Common Stock held by Seller as treasury stock immediately before the Effective Time will be canceled, and no payment will be made with respect thereto; and

     (c) Each share of common stock of Acquisition Corp. outstanding immediately before the Effective Time will be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

     1.4  DISSENTER'S RIGHTS.

     (a) No conversion under SECTION 1.3 hereof will be made with respect to Shares held by a Dissenting Holder; provided, however, that each Share held by a Dissenting Holder who, after the Effective Time, withdraws a demand for appraisal or loses the right of appraisal, in either case pursuant to the applicable provisions of the MBCL, will be deemed to be converted, as of the Effective Time, into the Per Share Merger Consideration, as set forth in SECTION
1.3. The term "DISSENTING HOLDER" will mean a holder of Common Stock who has demanded appraisal rights in compliance with the applicable provisions of the MBCL concerning the right of such holder to dissent from the Merger and demand appraisal of such holder's Shares.

     (b) Any Dissenting Holder (i) who files with Seller a written objection to the Merger before the Seller Stockholder Meeting and who states in such objection that such Dissenting Holder intends to demand payment for the Shares owned by such Dissenting Holder if the Merger is concluded and (ii) whose Shares are not voted in favor of the Merger will be entitled to demand payment from Seller for such Shares and an appraisal of the value thereof, in accordance with the provisions of Sections 86 through 98 of the MBCL.

     1.5  SURRENDER AND PAYMENT.

     (a) Before the Effective Time, Buyer will appoint counsel for the Seller as agent (the "EXCHANGE AGENT") to exchange certificates representing Shares (other than Shares held by a Dissenting Holder) (collectively, the "CERTIFICATES") for the Cash Merger Consideration. On or before the Closing Date, Buyer will deliver to the Exchange Agent cash in an amount equal to the Cash Merger Consideration and deliver to the Escrow Agent the Original Escrow Amount in accordance with the terms of SECTION 1.12 and the Escrow Agreement. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares (other than a Dissenting Holder), a letter of transmittal for use in such exchange (specifying that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates to the Exchange Agent).

     (b) Each holder of Shares that have been converted into the right to receive the Per Share Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Per Share Cash Merger Consideration in respect of the number of Shares represented by such Certificate and will receive when paid the Per Share Escrow Consideration and the Per Share Aggregate Earnout Consideration in respect of the number of Shares represented by such Certificate. Until so surrendered, each such Certificate will, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration in respect of the number of Shares represented by such Certificate. All interest accumulated on the Escrow Consideration will follow and be paid over with the principal to which it relates.

     (c) If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it will be a condition to such payment that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment will pay to the Exchange Agent any Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

     (d) After the Effective Time, the stock books of Seller will be closed, and no transfer of Common Stock will thereafter be made. Certificates presented to Buyer after the Effective Time will be canceled and exchanged for the amount of Per Share Cash Merger Consideration, and the right to receive the Per Share Escrow Consideration and the Per Share Aggregate Earnout Consideration, as and when payable, for the number of

Shares represented by such Certificate (subject to applicable abandoned property-escheat and similar laws).

     (e) Any portion of the Cash Merger Consideration made available to the Exchange Agent pursuant to SECTION 1.5(a) that remains unclaimed by the holders of Shares (including for this purpose, holders of the options and warrants set forth on SCHEDULE 2.2 (collectively, the "OPTIONS")) six months after the Effective Time, and all interest accrued thereon, will be returned to Buyer, upon demand, and any such holder who has not exchanged Shares for the Per Share Cash Merger Consideration, in accordance with this Section before that time will thereafter look only to Buyer for payment of the Per Share Cash Merger Consideration in respect of such Shares. Notwithstanding the foregoing, Buyer will not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares, other than holders of Options, two years after the Effective Time (or such earlier date immediately before such time as such amounts would otherwise escheat to or become property of any Governmental Entity) will, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any person previously entitled thereto. Any amounts remaining unclaimed by holders of Options after the expiration date of the respective Options shall be distributed pro rata to the other Stockholders.

     1.6 STOCK OPTIONS. All shares of Common Stock issuable upon the exercise of Options shall be deemed outstanding for purposes of determining the total number of Shares. Each holder of an Option shall be entitled to receive upon delivery of such Option to the Exchange Agent or to Buyer, as the case may be, an amount equal to the difference between the Per Share Cash Merger Consideration and the applicable Option price multiplied by the number of shares of Common Stock covered by such Option. Each holder shall also be entitled to payment of the Per Share Escrow Consideration and the Per Share Aggregate Earnout Consideration, as and when paid, for the number of shares covered by such Option.

     1.7 ADJUSTMENT TO ESCROW CONSIDERATION. The Original Escrow Amount will be subject to the following adjustments after the Closing in accordance with the following procedure:

     (a) Promptly after the Closing Date, Seller's independent auditors will prepare and present to Buyer a balance sheet of the Business as of the Closing Date (the "CLOSING DATE BALANCE SHEET" and as finally determined pursuant to paragraph (d) below, the "FINAL BALANCE SHEET"). The Closing Date Balance Sheet will be prepared in accordance with GAAP on a basis consistent with the Interim Balance Sheet. The Stockholder Representative will deliver the Closing Date Balance Sheet to Buyer no later than 30 days after the Closing Date.

     (b) After the Closing Date, to prepare the Closing Date Balance Sheet, Seller's independent auditors will have full access, at all reasonable times and in a manner not disruptive of the ongoing operations of Buyer or the Surviving Corporation, to the books, records and properties acquired by Buyer hereunder. Buyer and its independent auditors will have the right to review the work papers of Seller and its auditors utilized in preparing the Closing Date Balance Sheet.

     (c) If Buyer and Seller are unable to resolve any disagreement with respect to the Closing Date Balance Sheet within 30 days after the Stockholder Representative receives a timely notice of disagreement, the items of disagreement alone shall be promptly referred for final determination to one of the "Big Five" accounting firms that does not have an existing relationship with either Buyer or Seller, or if such firm is unable or unwilling to make such final determination, to such other independent accounting firm as the parties mutually designate. (The accounting firm making such determination is referred to herein as the "INDEPENDENT ACCOUNTANTS").

     (d) The Closing Date Balance Sheet will become the Final Balance Sheet and will be deemed to be binding on Buyer and the Stockholders upon (i) Buyer's failure to deliver to the Stockholder Representative a notice of disagreement within 30 days of its receipt of the Closing Date Balance Sheet, (ii) resolution of any disagreement by mutual agreement of the parties after a timely notice of disagreement has been delivered to the Stockholder Representative, or
(iii) notification by the Independent Accountants of their final determination of the items of disagreement submitted to them.

     (e) If the amount of Indebtedness reflected on the Final Balance Sheet exceeds the Indebtedness reflected on the Interim Balance Sheet the Escrow Consideration will be reduced by such excess, which amount Escrow Agent will promptly pay to Buyer, and if the Indebtedness reflected on the Final Balance Sheet, as finally determined, is less than the indebtedness reflected on the Interim Balance Sheet, the Escrow Consideration will be increased by such difference, which amount Buyer will promptly deposit with the Escrow Agent.

     (f) The fees and disbursements of the Independent Accountants will be borne equally, one-half by Buyer and one-half by the Stockholders. The amount to be borne by the Stockholders will be paid by the Escrow Agent out of the Escrow Fund.

     1.8 ADJUSTMENT FOR CLAIMS. In addition, the Original Escrow Amount shall be adjusted from time to time in accordance with the terms of the Escrow Agreement for any claims made by Buyer pursuant to SECTION 8.1 and as otherwise provided in the Escrow Agreement.

     1.9  AGGREGATE EARNOUT CONSIDERATION.

     (a) As soon as practicable after December 31, 1999 and no later than March 31, 2000, Buyer will deliver to the Stockholder Representative a draft auditor's report on Buyer's consolidated financial statements for the year ended December 31, 1999 including a supplemental schedule of Net Sales. (the "NET SALES SCHEDULE"). The Net Sales Schedule will be prepared in accordance with the definition of Net Sales contained herein. The Stockholder Representative will have 30 days to review the Net Sales Schedule and determination of Net Sales (such 30-day period being referred to herein as the "STOCKHOLDER REVIEW PERIOD"). Buyer will cooperate with the Stockholder

Representative in this review of and will make available to the Stockholder Representative all information and data relating to the preparation of the Net Sales Schedule as the Stockholder Representative may reasonably request, and Seller's independent accountants will be provided with customary access of the nature and extent provided Buyer's independent accountants in connection with their review of the Closing Date Balance Sheet to the work papers of Buyer's independent accountants relating thereto (subject to the Stockholder Representative's entering into a customary waiver letter with Buyer's independent accountants). If the Stockholder Representative disagrees with the determination of Net Sales as calculated from the Net Sales Schedule on or before the Stockholder Review Period expires, the Stockholder Representative will notify Buyer of the matters with which it disagrees on or before the Stockholder Review Period expires, and the parties will use their best efforts to resolve any differences promptly. If the parties are unable to resolve any disagreements that they may have with respect to the Net Sales Schedule or the determination of the Net Sales within 30 days after the Stockholder Representative notifies Buyer of its disagreement, then within ten (10) days after such 30-day period expires, the parties will submit such disagreements to binding arbitration in accordance with SECTION 1.9(d). The Net Sales Schedule will be deemed to be binding on Seller and Buyer upon (i) Seller's failure to deliver to Buyer a notice of disagreement before the Stockholder Review Period Expires, (ii) resolution of any disagreement by mutual agreement of the parties after a timely notice of disagreement has been delivered to Buyer, or
(iii) notification by the Arbitrator of its final determination of the items of disagreement submitted to it. The costs and expenses associated with the preparation of the Net Sales Schedule will be borne by Buyer. Any costs and expenses incurred by the Stockholder Representative in connection with its review of the Net Sales Schedule will be paid by the Escrow Agent out of the Escrow Fund.

     (b)  Buyer will pay in cash, subject to the limit set forth in subparagraph
(e), to the Escrow Agent for the benefit of the Stockholders an amount equal to Surviving Corporation's Net Sales less $34,000,000 multiplied by 60% (the "NET SALES EARNOUT"). For example, if Net Sales are $44,000,000, then Buyer will pay the Escrow Agent cash in the amount of $6,000,000. If Surviving Corporation's Net Sales are less than $34,000,000, Buyer will not make any payment to the Escrow Agent under the Net Sales Earnout. All sales of Surviving Corporation's products to third parties after the Closing Date will be made at prices set by a pricing committee consisting of the President of Buyer or his designee and the President of Surviving Corporation; provided that if the two individuals cannot agree on the price for any given product, the determination of Buyer's President or such designee shall be final.

     (c) Seller has delivered to Buyer a schedule (the "NPI SCHEDULE") that sets forth (i) the New Products, (ii) the date scheduled for the Qualification/design verification of each such New Product, (iii) that $111,200 shall be deemed earned if such product's Qualification/design verification occurs on or before the date scheduled for such product's Qualification/design verification on the NPI Schedule, and (iv) that $111,200 shall be deemed earned upon each such product's Documentation being delivered in accordance with the NPI Schedule. Buyer will pay the Escrow Agent in accordance with SECTION 1.9(e) an amount in cash equal to the aggregate of such amounts up to a maximum of $4,000,000, subject to the limit set forth in paragraph (e) (the "NEW PRODUCT EARNOUT" and together with the Net Sales Earnout, "AGGREGATE EARNOUT CONSIDERATION"). Buyer shall deliver its determination of the New Product Earnout to the Stockholder Representative by April 10, 2000. The Stockholder Representative will have thirty (30) days to review such determination and to notify Buyer of any disagreement. Buyer and the Stockholder Representative will use their best efforts to resolve any differences promptly. If the parties are unable to resolve any disagreements that they may have with respect to the New Product Earnout within 30 days after the Stockholder Representative notifies Buyer of its disagreement, then within ten days after such 30-day period expires, the parties will submit such disagreement to binding arbitration in accordance with
SECTION 1.9(d). The New Product Earnout will be deemed to be binding on Seller and Buyer upon (i) Seller's failure to deliver to Buyer a notice of disagreement within 30 days, (ii) resolution of any disagreement by mutual agreement of the parties after a timely notice of disagreement has been delivered to Buyer, or
(iii) notification by the Arbitrator of its final determination of the items of disagreement submitted to it.

     (d) Any disagreements that the parties have failed to resolve among themselves in accordance with the provisions of SECTION 1.9(a), with respect to the Net-Sales Earnout, or in accordance with the provisions of SECTION 1.9(c) with respect to the New Product Earnout, will be determined by arbitration before a single arbitrator (the "ARBITRATOR") in Boston, Massachusetts in accordance with the rules and procedures of the American Arbitration Association then in effect. The scope of such arbitration will be limited to the matters on which Buyer and the Stockholder Representative disagree. Buyer and Stockholder Representative will have ten (10) days to select an Arbitrator mutually satisfactory to all parties and who is willing to serve. If Buyer and the Stockholder Representative fail to agree upon an Arbitrator, the Arbitrator will be selected by the American Arbitration Association in Boston, Massachusetts, and such Arbitrator must be a member of a "Big Five" accounting firm that does not have an existing relationship with either Buyer or Seller, or such other independent arbitrator as the parties mutually designate. The decision of the Arbitrator will be final and binding on the parties hereto, and final judgment on the Arbitrator's decision may be entered in and enforced by any court of competent jurisdiction. The Stockholders on the one hand, and Buyer and Surviving Corporation on the other, will bear equally the costs and expenses of the Arbitrator and the fees and expenses of the American Arbitration Association. The amount to be borne by the Stockholders will be paid by the Escrow Agent out of the Escrow Fund.

     (e) Buyer will pay the Escrow Agent the Aggregate Earnout Consideration on the later of March 31, 2000 or within ten (10) days after such amount is finally determined in accordance with the procedures set forth above; provided, however, that in the event that disputes have been referred to arbitration in accordance with Section 1.9(d), Buyer shall promptly pay the Escrow Agent such portion of the Aggregate Earnout Consideration as is not in dispute. In no event will the Aggregate Earnout Consideration exceed $13,000,000. For each distribution to the Stockholders out of the Escrow Fund, the Escrow Agent will deliver to each Stockholder who has surrendered a Certificate an amount equal to the percentage set forth opposite such Stockholder's name on Exhibit A of the Escrow Agreement multiplied by the total amount to be distributed to all Stockholders.

     1.10 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Buyer will be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or Buyer, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Buyer, as the case may be.

     1.11 LOST CERTIFICATES. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and an agreement to indemnify Buyer against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration represented by such Certificate as contemplated by this Article.

     1.12 ESCROW FUND. At the Closing, Buyer will deliver to State Street Bank & Trust Company, or such other bank as the parties may mutually agree (the "ESCROW AGENT"), the Original Escrow Amount. The Escrow Agent will hold and deliver the Original Escrow Amount in accordance with the terms of an Escrow Agreement in the form of EXHIBIT C, which the parties will execute and deliver at the Closing (the "ESCROW AGREEMENT").

     1.13 CLOSING. The Closing will take place at the offices of Seller's counsel at 10:00 a.m. local time, on January 29, 1999 or such other date as agreed to by the parties (the "CLOSING DATE"), which will be no later than the second business day after the parties have satisfied or waived the conditions set forth in ARTICLE VI, unless the parties agree to another time or date.

                                   ARTICLE II
                      REPRESENTATIONS AND WARRANTIES OF SELLER

     2.1 ORGANIZATION AND RELATED MATTERS. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. SCHEDULE 2.1 lists all Subsidiaries of Seller and correctly sets forth the capitalization of each Subsidiary, the jurisdiction in which each Subsidiary was organized, each jurisdiction in which Seller and each Subsidiary are required to be qualified or licensed to do business as a foreign Person and a brief summary of the Subsidiary's business. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Seller and its Subsidiaries have all corporate power, Permits and Approvals necessary to own their respective properties and assets and to carry on their respective businesses as now conducted and are duly qualified or licensed to do business as foreign corporations in good standing in all jurisdictions in which the character or the location of the assets owned or leased by any of them or the nature of the business conducted by any of them requires licensing or qualification. SCHEDULE 2.1 correctly lists the current directors and executive officers of Seller and of each Subsidiary. True, correct and complete copies of the respective charter documents of Seller and the Subsidiaries as in effect on the date hereof have been delivered to Buyer. Neither Seller nor any Subsidiary is a registered or reporting company under the Exchange Act. Except as set forth on SCHEDULE 2.1, neither Seller nor any Subsidiary has any interest in any partnership, joint venture, limited liability company or other entity.

     2.2 CAPITALIZATION. The authorized capital stock of Seller consists of 250,000 shares of Common Stock. As of the date of this Agreement, there are outstanding 191,559 shares of Common Stock . All outstanding shares of capital stock of Seller have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on SCHEDULE 2.2, Seller owns all of the outstanding shares of capital stock of each Subsidiary. Except as set forth in this Section and on SCHEDULE 2.2, there are no outstanding (i) shares of capital stock or voting securities of Seller, (ii) securities of Seller convertible into or exchangeable for shares of capital stock or voting securities of Seller or
(iii) options, warrants, restricted stock, other stock-based compensation awards or other rights to acquire from Seller or other obligation of Seller to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Seller. There are no outstanding obligations of Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or
(iii) above. For purposes of determining the number of shares to be used in determining per share amounts under this Agreement, the number of outstanding Shares shall be 225,005, which includes all shares issuable upon the exercise of Options.

     2.3  FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

     (a) Seller has delivered to Buyer consolidated balance sheets for Seller and its Subsidiaries at December 31, 1997, 1996, 1995, 1994 and 1993 and the related consolidated statements of operations, changes in Stockholder's equity and changes in financial position or cash flow for the periods then ended (the "AUDITED FINANCIAL STATEMENTS"). The Audited Financial Statements have been examined by the Auditors whose reports thereon are included with such Financial Statements. The Audited Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein). The statements of operations and cash flow included within the Audited Financial Statements present fairly the results of operations and cash flows of Seller and its Subsidiaries for the respective periods covered, and the balance sheets present fairly the financial condition of Seller and its Subsidiaries as of their respective dates. Since December 31, 1997, there has been no change in any of the significant accounting policies, practices or procedures of Seller or the Subsidiaries.

     (b) Seller has delivered to Buyer consolidated balance sheets for Seller and its Subsidiaries at November 30, 1997 and 1998, and the related consolidated statements of operations for the periods then ended (the "UNAUDITED FINANCIAL STATEMENTS"). Such Unaudited Financial Statements have been certified by the chief financial officer of Seller. The Unaudited Financial Statements have been prepared in conformity with GAAP applied on a consistent basis except for changes, if any, required by GAAP and disclosed therein. The statements of operations and cash flows included as part of the Unaudited Financial

Statements present fairly the results of operations and cash flows of Seller and its Subsidiaries for the respective periods covered, and the balance sheets present fairly the financial condition of Seller as of their respective dates. The Unaudited Financial Statements reflect all adjustments (which consist only of normal recurring adjustments not material in amount and include estimated provisions for year-end adjustments) necessary for a fair presentation. At the dates of such balance sheets, neither Seller nor any Subsidiary had any material liability (actual, contingent or accrued) that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected therein but was not. The Audited Financial Statements and the Unaudited Financial Statements are referred to collectively herein as the "FINANCIAL STATEMENTS."

     (c) Except as set forth on SCHEDULE 3(c), since the Balance Sheet Date, there has not been, occurred or arisen:

          (i) any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a material adverse effect on the Business;

          (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Seller, or any repurchase, redemption or other acquisition by Seller or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Seller or any of its Subsidiaries;

          (iii) any incurrence, assumption or guarantee by Seller or any Subsidiary of any material indebtedness for borrowed money, other than in the ordinary course of business;

          (iv) any creation or other incurrence by Seller or any of its Subsidiaries of any Encumbrance on any material asset;

          (v) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of Seller made in the ordinary course consistent with past practices;

          (vi) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any of its Subsidiaries;

          (vii) any transaction or commitment made, or any Contract entered into by Seller, or any of its Subsidiaries involving the acquisition or disposition of any material assets, other than in the ordinary course of business;

          (viii) any strike or labor dispute, other than routine individual grievances, or, to the Knowledge of Seller, any activity or proceeding by a labor union or representative thereof to organize any employees of Seller or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

          (ix) any Tax election or any settlement or compromise of any material Tax liability; or

          (x) (i) granted any severance or termination pay to any current or former employee, officer or director of Seller or any of its Subsidiaries, (ii) increased benefits payable under any existing severance or termination pay policies or employment Contract, (iii) entered into any employment, deferred compensation or other similar Contract (or any amendment to any such existing Contract) with any current or former director, officer or employee of Seller or any of its Subsidiaries, (iv) established, adopted or amended (except as required by applicable law) any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of Seller or any of its Subsidiaries, or (v) increased compensation, bonus or other benefits payable to any current or former director, officer or employee of Seller or any of its Subsidiaries.

     (d) Neither Seller nor any Subsidiary has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except liabilities that (i) are reflected or disclosed in the Balance Sheet, (ii) are operating expenses, or indebtedness under existing credit lines, incurred after the Balance Sheet Date in the ordinary course of business or (iii) are set forth in SCHEDULE 2.3(d) hereto.

     2.4  TAXES.

          Except as set forth on SCHEDULE 2.4:

     (a) All Tax Returns required to be filed by or with respect to Seller and the Subsidiaries have been timely filed, and all such Tax Returns are complete and correct in all material respects. Seller and its Subsidiaries have paid all Taxes that are due from or with respect to them for the periods covered by such Tax Returns and have made all required estimated Tax payments sufficient to avoid any penalties for underpayment. The accrual for Taxes in the Financial Statements is adequate to cover any and all unpaid Taxes (whether or not disputed and whether or not due) of Seller and its Subsidiaries with respect to Pre-Closing Straddle Periods and all other taxable periods ending on or before the Closing Date.

     (b) Except as listed in SCHEDULE 2.4, (i) the Tax Returns referred to in clause (a) have been examined by the IRS or other appropriate Governmental Entity or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (ii) there is no audit, examination, suit, investigation or similar proceeding pending, proposed or threatened with respect to Taxes of Seller or any Subsidiary, and no basis exists therefore; and (iii) there are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from Seller or any Subsidiary.

     (c) SCHEDULE 2.4 sets forth the amount of net operating losses, net capital losses, foreign Tax credits and investment and other Tax credits of Seller and its Subsidiaries.

     (d) No Closing Agreement pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to Seller or any Subsidiary which could reasonably be expected to have an effect on Seller's or such Subsidiary's liability for or reporting of Taxes in any period ending after the Closing Date.

     (e) All Taxes that Seller and its Subsidiaries have been required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and added on the books of Seller. Seller and its Subsidiaries have complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other third party.

     (f) Neither Seller nor any Subsidiary is liable for the Taxes of any Person (other than any of Seller and its Subsidiaries)including as a transferee, pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a result of any contractual arrangement with any third party or any taxing authority.

     (g) No consent to the application of Section 341(f)(2) of the Code (or any similar state law provision) has been made or filed by or with respect to Seller or any Subsidiary.

     (h) There is no Contract by or with Seller or any Subsidiary covering any Person as to which payment or vesting thereunder (including any payment or vesting as a result of the Merger) could result in a nondeductible expense to Seller or such Subsidiary by reason of Section 280(G) of the Code.

     (i) There are no liens for Taxes upon the assets of Seller or its Subsidiaries except for liens relating to Taxes not yet due and payable.

     (j) None of Seller and its Subsidiaries has ever been a member of any group of corporations that files or has filed Tax Returns on a combined, consolidated or unitary basis, nor does Seller or any Subsidiary have any direct or indirect ownership interest in any partnership, joint venture or other entity treated as a "flow-through" entity for Tax purposes.

     For purposes of the last sentence of subparagraph (a) above, in the case of Taxes that are based upon or related to income or receipts, the potion of such Taxes that is allocable to any Pre-Closing Straddle Period shall be determined by treating the taxable period that includes such Pre-Closing Straddle period as consisting of two taxable years, one which ended at the close of the Closing Date and the other which began at the beginning of the date following the Closing Date, and allocating the items of income, gain, deduction, loss and credit of the relevant taxpayer between such two taxable years on a "closing of the books basis" by assuming that the books of the taxpayer (and of any partnership, joint venture or other "flow-through" entity in which such taxpayer has an interest) were closed at the close of the Closing Date, PROVIDED, HOWEVER, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable periods on a daily basis. In addition, in the case of Taxes other than Taxes based upon or related to income or receipts, the portion of such Taxes that is allocable to any Pre-Closing Straddle Period shall be deemed to be the amount of such Taxes for the entire taxable period, multiplied by a fraction, the numerator of which is the number of days in the entire taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of Seller and its Subsidiaries.

     2.5 MATERIAL CONTRACTS. SCHEDULE 2.5 lists each Contract to which Seller or any Subsidiary is a party or to which Seller, any Subsidiary or any of their respective properties is subject or by which any thereof is bound that is deemed a Material Contract under this Agreement. Unless otherwise so noted on SCHEDULE 2.5, each such Contract was entered into in the ordinary course of business. Each Contract that (a) after the Balance Sheet Date obligates Seller to pay an amount of $50,000 or more, (b) has an unexpired term as of the date of this Agreement in excess of one year, (c) represents a Contract upon which the Business is substantially dependent or which is otherwise material to the Business, (d) relates to indebtedness for money borrowed or provides for an extension of credit other than consistent with normal credit terms, (e) limits or restricts the ability of Seller or any Subsidiary to compete or otherwise to conduct its business in any manner or place, (f) provides for a guaranty or indemnity by Seller or any Subsidiary, (g) grants a power of attorney, agency or similar authority to another person or entity, (h) contains a right or obligation of any Associate, Affiliate, officer or director of Seller or any Subsidiary to Seller or any Subsidiary, (i) is an employment or consulting Contract, Stockholder agreement or voting trust, or (j) was not made in the ordinary course of business, will be deemed to be a Material Contract and has been identified on such SCHEDULE 2.5. True copies of the Material Contracts appearing on SCHEDULE 2.5, including all amendments and supplements, and a written description of the terms of any oral Material Contracts, have been delivered to Buyer. Each Material Contract is valid and subsisting; Seller or the applicable Subsidiary has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller or any Subsidiary, as the case may be, or, to the best Knowledge of Seller, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance hereof will occur. Consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Seller or any Subsidiary under any of the Contracts on SCHEDULE 2.5.

     2.6 TITLE TO PROPERTY; CONDITION OF PROPERTY; LEASES. Except as set forth in SCHEDULE 2.6, Seller and each Subsidiary have good and marketable title to all of their material assets free of Encumbrances. All material tangible assets of Seller and each Subsidiary are in a good state of maintenance and repair (except for ordinary wear and tear) and are adequate for the Business. All leasehold properties held by Seller or any Subsidiary as lessee are held under valid, binding and enforceable leases. To the Knowledge of Seller and its Subsidiaries, there is no pending or threatened Action that would materially interfere with the quiet enjoyment of any such leasehold by Seller or any such Subsidiary.

     2.7 INTELLECTUAL PROPERTY. SCHEDULE 2.7 contains a complete and correct list of (i) all Intellectual Property that is owned by Seller and any Subsidiary and primarily related to, used in, held for use in connection with or necessary for the conduct of, or otherwise material to, the Business, (ii) all Contracts pursuant to which Seller or any Subsidiary has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted by, any other Person and (iii) all Contracts, other than those acquired pursuant to the purchase of shrinkwrap software, pursuant to which Seller or any Subsidiary has had Intellectual Property licensed to it or has otherwise been permitted to use Intellectual Property. Except as set forth on SCHEDULE 2.7, (a) Seller and its Subsidiaries have not assigned, hypothecated or otherwise encumbered any Intellectual Property and (b) none of the licenses included in the Intellectual Property of Seller and its Subsidiaries purport to grant sole or exclusive licenses to another Person, including sole or exclusive licenses limited to specific fields of use. Except as set forth on SCHEDULE 2.7, the patents owned by Seller and its Subsidiaries are valid and enforceable, and any patent issuing from patent applications of Seller and its Subsidiaries will be valid and enforceable. Except as set forth on SCHEDULE 2.7, Seller has no Knowledge of any infringement by any other Person of any Intellectual Property of Seller, and Seller and its Subsidiaries have not entered into any agreement to indemnify any other party against any charge of infringement of any Intellectual Property. Except as set forth on SCHEDULE 2.7, Seller and its Subsidiaries have not and do not violate or infringe any Intellectual Property of any other Person, including the licenses issued by developers of shrinkwrap software, and neither Seller nor any Subsidiary has received any communication alleging that it violates or infringes the Intellectual Property of any other Person. Except as set forth on
SCHEDULE 2.7, Seller and its Subsidiaries have not been sued for infringing any Intellectual Property of another Person.

     2.8  CORPORATE AUTHORIZATION.

     (a) Seller has all necessary corporate power and authority to execute, deliver and perform each Transaction Document to which it is a party. Except for the Stockholder Approval in connection with the consummation of the Merger, the execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of Seller. The Agreement constitutes, and the other Transaction Documents when executed by Seller will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. The Stockholder Approval is the only vote of the holders of any of Seller's capital stock necessary in connection with the consummation of the Merger.

     (b) Seller's Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), which approval satisfies in full any applicable requirements of the MBCL and any applicable requirements of Chapters 110C, 110D and 110F of the Massachusetts General Law, and (iii) resolved to recommend approval and adoption of this Agreement by the Stockholders.

     2.9 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of the Articles of Merger in accordance with the MBCL, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Act, and (c) any other filings and Approvals described on
SCHEDULE 2.9.

     2.10 NON-CONTRAVENTION. The execution, delivery and performance by Seller of the Transaction Documents and the consummation by Seller of the transactions contemplated thereby do not and will not (i) violate the Articles of Organization or bylaws of Seller, (ii) assuming compliance with the matters referred to in SECTION 2.9, violate any applicable Law, (iii) other than as described on SCHEDULE 2.10, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any of its Subsidiaries or to a loss of any benefit to which Seller or any of its Subsidiaries is entitled under any provision of any Material Contract or any Permit or Approval affecting, or relating in any way to, the Business or (iv) result in the creation or imposition of any Encumbrance on any material asset of Seller or any of its Subsidiaries except, in the case of clauses (ii), (iii) and
(iv), for such matters as would not, individually or in the aggregate, have a material adverse effect on the Business or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.

     2.11 LEGAL PROCEEDINGS. No Order has been issued and no Action is pending, or, to the best Knowledge of Seller, threatened against or affecting Seller or any Subsidiary or any of their respective properties or assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on (a) Seller or any Subsidiary, (b) the Business or (c) Seller's ability to perform the Transaction Documents or any aspect of the transactions contemplated thereby. SCHEDULE 2.11 lists each Order or Action that involves a claim or potential claim of aggregate liability in excess of $50,000, whether or not covered by insurance, against, or that enjoins or compels or seeks to enjoin or to compel any activity by, Seller or any Subsidiary. There is no matter as to which Seller or any Subsidiary has received any notice, claim or assertion, or, to the best Knowledge of Seller, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of Seller or any Subsidiary or any other Person, nor to the best Knowledge of Seller is there any reasonable basis therefor, in connection with which any such Person has or may reasonably be expected to have, any right to indemnification by Seller or any Subsidiary.

     2.12 INSURANCE. Seller and its Subsidiaries are, and at all times during the past two years have been, insured with reputable insurers against all risks normally insured against by companies in similar lines of business.
SCHEDULE 2.12 lists all insurance policies that are material to the Business and all claims under any insurance policies made since January 1, 1994. All of the insurance policies listed on SCHEDULE 2.12 and its Subsidiaries are in full force and effect. Neither Seller nor any Subsidiary is in default under any such policy.

     2.13 COMPLIANCE WITH LAW. Seller and each of its Subsidiaries are and have been in compliance with and are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Law, the violation of which would have a material adverse effect on the Business.

     2.14 EMPLOYEES. Neither Seller nor any of its Subsidiaries has any dispute existing, or to Seller's Knowledge, threatened, involving strikes, work stoppages, slow downs or lockouts. There are no grievance proceedings or claims of unfair labor practices filed or, to Seller's Knowledge, threatened to be filed with the National Labor Relations Board or any Massachusetts state agency against Seller or any of its Subsidiaries. To Seller's Knowledge there is no union representation or organizing effort pending or threatened against Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries has agreed to recognize any union or other collective bargaining unit. None of the Employees has indicated a desire or intent to terminate employment with Seller for any reason in the twelve (12) months preceding the date of this Agreement.

     2.15 EMPLOYEE BENEFITS.

     (a) Employee Benefit Plans, Collective Bargaining and Employment Agreements, and Similar Arrangements.

          (1) Seller does not have any ERISA Affiliates. Except as set forth in Schedule 2.15, Seller has no employee benefit plan, whether written or unwritten, to which Seller or any ERISA Affiliate is or during the last five years has been a party or by which any of them is or during the last five years has been bound, legally or otherwise, including, but not limited to, (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, or (iii) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

          (2) Seller has delivered to Buyer true and complete copies of all documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.

          (3) There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this section.

          (4) Seller is in compliance in all material respects with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other Laws applicable with respect to all such employee benefit plans, agreements and arrangements. Seller has performed in all material respects all of its obligations under all such plans, agreements and arrangements and all such plans, agreements and arrangements have been operated in all material respects in compliance with their terms. To the best knowledge of Seller, there are no Actions (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the best knowledge of Seller, no facts exist which could give rise to any such Actions.

          (5) All obligations of Seller under each such plan agreement and arrangement (i) that are due prior to the Closing Date have been paid or will be paid prior to that time and (ii) that have accrued prior to the Closing Date have been or will be paid or properly accrued.

          (6) Seller may (except to the extent prohibited by Law) in any manner and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate , modify or amend each such plan or arrangement (or its participation therein) effective as of any date before, on or after the Closing Date.

          (7) Except as disclosed in Schedule 2.15, the consummation, announcement or other action relating to the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from Seller to any officer, employee, former employee, director, or former director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any such plan or arrangement being established, accelerated, vested or payable.

     (b)  Qualified Plans.

          (1) Seller's 401(k) plan (the "Plan") is the only "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA and within the meaning of Section 401(a) of the Code).

          (2) The Plan has been duly authorized by board of directors of Seller. The Plan is qualified in form and operation under Section 401(a) of the Code, and each trust under the Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of the Plan or any such trust under such sections. No event has occurred that will or could subject the Plan to tax under Section 511 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to the Plan.

          (3) Seller has delivered to Buyer for the Plan copies of the following documents: (i) the Form 5500 filed in the most recent plan year, including but not limited to all schedules thereto and financial statements with attached opinions of independent accountants, (ii) the most recent determination letter from the IRS, (iii) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date, and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such plan for the most recently ended plan year. The financial statements so delivered fairly present the financial condition and the results or operations of the Plan as of such dates, in accordance with GAAP.

     (c) Multiemployer Plans. The Plan is not a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Seller has never contributed to or had an obligation to contribute to any multiemployer plan.

     (d) Welfare Plans. Except as required under Section 4980B of the Code, Seller has no obligation to provide health benefits to any employee following termination of employment.

     (e) Fines and Penalties. There has been no act or omission by Seller that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (i) or Section 4071 of ERISA or Chapter 43 of the Code.

     2.16 NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any Subsidiary or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

     2.17 INVENTORIES. All inventories of Seller and each Subsidiary are of good merchantable quality, reasonably in balance, and salable or currently usable in the ordinary course of business. The value of obsolete, damaged or excess inventory and of inventory below standard quality has been written down on the Balance Sheet to ascertainable market value, or adequate reserves described on the Balance Sheet have been provided therefor, and the value at which inventories are carried reflects the customary inventory valuation policy of Seller and its Subsidiaries (which fairly reflects the value of obsolete, spoiled or excess inventory) for stating inventory, in accordance with GAAP.

     2.18 CUSTOMERS. SCHEDULE 2.18 lists the names of, and describes all Contracts with and the appropriate percentage of Business attributable to, the ten largest customers of the Business. Neither Seller nor any Subsidiary has received any notice nor has any reason to believe that any material customer of Seller or any Subsidiary has (i) ceased to use, or will cease, or has materially reduced or will materially reduce the use of, the products, goods or services of the Business or (ii) materially reduced or will materially reduce the price it will pay for products, goods or services of the Business, including in each case after the consummation of the transactions contemplated by this Agreement. To the Knowledge of Seller and its Subsidiaries, no customer of the Business listed on SCHEDULE 2.18 has threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

     2.19 SUPPLIERS. SCHEDULE 2.19 lists the ten most significant suppliers of the Business at the date of this Agreement, and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to Seller or any Subsidiary with respect to which alternative sources of supply are not readily available on comparable terms and conditions. Neither Seller nor any Subsidiary has received any notice nor has any reason to believe that there has been any material adverse change in the price of raw materials, supplies, goods, services or other merchandise provided by such suppliers or that such suppliers will not continue to provide the Surviving Corporation with supplies at any time after the Closing Date on terms and conditions similar to those used in their current sales to the Business. To the Knowledge of Seller or any Subsidiary, no supplier listed on SCHEDULE 2.19 has threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

     2.20 PRODUCT WARRANTIES. Except as set forth in SCHEDULE 2.20: (a) there are no warranties, express or implied, written or oral, with respect to the products of the Business; (b) there are no pending or threatened claims with respect to any such warranty; (c) no returns of any single product sold by Seller during the two years preceding the date hereof have exceeded one percent (1%); (d) there have been no product recalls or Actions pending or, to Seller's knowledge, threatened during such period relating to Seller's products; and (e) to Seller's knowledge, no customer of Seller or any Subsidiary has experienced failures or serious product performance defects greater than one percent (1%) for any product purchased from Seller or any such Subsidiary within the twenty-four months preceding the date of this Agreement. Adequate reserves have been provided on the Balance Sheet for Seller's warranty obligations.

     2.21 ENVIRONMENTAL LAW COMPLIANCE. Except as set forth on SCHEDULE 2.21, there are no pending or, to Seller or any Subsidiary's Knowledge, threatened claims, suits or proceedings arising out of or related to any noncompliance with any Environmental Laws in connection with the Business. Seller and its Subsidiaries have complied and are in compliance with all Laws applicable to the Business relating to environmental protection, including standards relating to air, water, land and the generation, storage, transportation, treatment or disposal of Hazardous Substances (collectively, "ENVIRONMENTAL LAWS"), except where non-compliance with any such Laws would not have a material adverse effect on the Business. Seller and its Subsidiaries have received all Permits relating to environmental matters, including all air, water and waste permits and permits for emission and/or disposal of solid, liquid and gaseous materials from their operations, and the Seller and its Subsidiaries are operating the Business in conformance with such Permits. Seller and its Subsidiaries have diligently searched and know of no place on their properties where Hazardous Substances have entered or are likely to enter the air, soil or groundwater. Neither Seller nor any Subsidiary has installed, used, buried or removed any and, to Seller's or any Subsidiary's Knowledge, there are no, surface impoundments or underground tanks or vessels or sumps, drains or pipelines that hold Hazardous Substances on Seller's or any Subsidiary's properties.

     2.22 MINUTE BOOKS. The minute books of Seller accurately reflect all material actions and proceedings taken to date by the Stockholders, Board of Directors and committees of Seller, and such minute books contain true and complete copies of the charter documents of Seller and all related amendments. The stock record book of Seller reflects, or will at the Closing reflect, accurately all transactions in its capital stock of all classes.

     2.23 DUE DILIGENCE MATERIALS. All documents, agreements and other materials provided by Seller or its Subsidiaries to Buyer or any representative of Buyer in connection with the due diligence conducted in connection with the transactions contemplated by this Agreement have been true, correct and complete originals or copies of the documents, agreements and other materials purported to be provided or to which access has been given.

     2.24 ANTITAKEOVER STATUTES. Neither the provisions of Chapter 110C, 110D and 110F of the Massachusetts General Laws nor any other antitakeover or similar statute or regulation applies to the transactions contemplated hereby.

     2.25 YEAR 2000 COMPLIANCE. Except as set forth on SCHEDULE 2.25, all information systems of Seller and its Subsidiaries are Year 2000 Compliant. With respect to all such information systems, Seller and its Subsidiaries have completed the assessment stage for determining Year 2000 Compliance and concluded that no renovation is necessary. "Year 2000 Compliant" with respect to any item means that such item: (i) from now until January 1, 2000, must correctly operate, store, process and produce data containing dates before January 1, 2000; (ii) from now until January 1, 2000, must correctly operate, store, process and produce data containing dates after December 31, 1999;
(iii) from January 1, 2000, must correctly operate, store, process and produce data containing dates before January 1, 2000; (iv) from January 1, 2000, must correctly operate, store, process and produce data containing dates after December 31, 1999; (v) must be able to handle the date January 1, 2001 correctly; (vi) must recognize the year 2000 as a leap year (February 2000 is recognized as a valid date, Julian date 00060 is recognized as February 29, 2000, Julian date 00366 is recognized as December 31, 2000, arithmetic operations performed recognize that the year 2000 has 366 days and binary date 36584 is recognized as February 29, 2000); and (vii) must be able to correctly process data containing the date September 9, 1999. For purposes of this definition, "correctly" means accurately and without delay, corruption, interruption or error relating to the time at which or the date on which such items are operating.

     2.26 CHINESE JOINT VENTURE. Seller has a 49% interest in Shenzhen SED-IPD International Electronic Device Co., Ltd. (the "JOINT VENTURE") in accordance with the agreement that has been delivered to Buyer pursuant to this SECTION
2.26. Seller has transferred to the Joint Venture the right to manufacture exclusively pursuant to Seller's product specifications approximately 10 different modules that use Seller's older technology and has not otherwise transferred any rights to any of Seller's Intellectual Property. To the Seller's Knowledge, all purchases by the Joint Venture are from Seller's vendors or from Seller-approved vendors. The Joint Venture agreement provides that, with the approval of the appropriate Chinese governmental authority, 70% of the Joint

Venture's products are to be sold in the international market and the remainder sold within the Peoples Republic of China.

                                    ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents, warrants and agrees as follows:

     3.1 ORGANIZATION AND RELATED MATTERS. Buyer is a corporation duly organized, validly existing and in good standing under the State of Delaware. Buyer has all corporate power, Permits and Approvals necessary to own its properties and assets and to carry on its business as now conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of the assets owned or leased by it or the nature of the business conducted by it requires licensing or qualification.

     3.2  CORPORATE AUTHORIZATION.

     (a) Buyer has all necessary corporate power and authority to execute, deliver and perform each Transaction Document to which it is a party. The execution, delivery and performance of the Transaction Documents by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and the other Transaction Documents when executed by Buyer will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

     (b) Buyer's Board of Directors has unanimously approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), which approval satisfies in full any applicable requirements of the Delaware General Corporation Law.

     3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of the Articles of Merger in accordance with the MBCL and (b) compliance with any applicable requirements of the Hart-Scott-Rodino Act.

     3.4 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation by Buyer of the transactions contemplated thereby do not and will not (i) violate the Certificate of Incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in SECTION 3.3, violate any applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any Contract binding upon Buyer or any Permit or Approval affecting, or relating in any way to, the assets or business of Buyer or (iv) result in the creation or imposition of any Encumbrance on any material asset of Buyer except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a material adverse effect on Buyer or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

     3.5 LEGAL PROCEEDINGS. No Order or Action is pending, or, to the best Knowledge of Buyer, threatened against or affecting Buyer or any of its properties or assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to materially impair Buyer's ability to perform the Transaction Documents.

     3.6 COMPLIANCE WITH LAW. Buyer is and has been in compliance with and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law.

     3.7 NO BROKERS OR FINDERS. Other than Stephens Inc., whose fee Buyer will bear, no agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

                                     ARTICLE IV
                      COVENANTS OF SELLER AND ITS SUBSIDIARIES

     4.1 ACCESS. Seller will, and will cause its Subsidiaries to, make available for inspection by Buyer and its representatives, during normal business hours and in a manner so as not to interfere with normal business operations, all of Seller's records (including Tax records), books of account, premises, Contracts and all other documents in Seller's possession or control that are reasonably requested by Buyer and its representatives to inspect and examine the business and affairs of Seller. Seller will cause its managerial employees, counsel and regular independent accountants to be available upon reasonable advance notice to answer questions of Buyer and Buyer's representatives concerning the business and affairs of Seller. No examination by Buyer and its representatives will, however, constitute a waiver or relinquishment by Buyer of its rights to rely on Seller's covenants, representations and warranties made herein or pursuant hereto.

     4.2 CONDUCT OF SELLER. From the date hereof until the Effective Time, except with the prior written consent of Buyer, Seller and its Subsidiaries will conduct their business in the ordinary course consistent with past practice, including payment of accounts payable and collection of accounts receivable, and will use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except in the ordinary course consistent with past practice or as consented to by Buyer in writing, Seller will not, and will not permit any of its Subsidiaries to:

     (a) adopt or propose any changes in their respective charter documents or bylaws;

     (b) merge or consolidate with any other Person or acquire a material amount of assets or any capital stock or other securities of any other Person;

     (c) sell, lease, license or otherwise dispose of any material assets or property except pursuant to existing Contracts;

     (d) take any action that would make any representation or warranty of Seller hereunder inaccurate at the Effective Time;

     (e) enter into any licensing agreement, private label arrangement or understanding or other similar arrangement with respect to any of Seller's or any Subsidiary's Intellectual Property;

     (f) (i) grant any severance or termination pay to any current or former employee, officer or director of Seller or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment Contract, (iii) enter into any employment, deferred compensation or other similar Contract (or any amendment to any such existing Contract) with any current or former director, officer or employee of Seller or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of Seller or any of its Subsidiaries, or
(v) increase compensation, bonus or other benefits payable to any current or former director, officer or employee of Seller or any of its Subsidiaries;

     (g) issue any additional shares of capital stock, or issue, sell or grant any option or right to acquire or otherwise dispose of or commit to dispose of any of its authorized but unissued capital stock or other corporate securities, except upon exercise of warrants and other rights currently outstanding and set forth on SCHEDULE 2.2;

     (h) declare or pay any dividends or make any other distribution in cash or property on its capital stock or other equity interests;

     (i) repurchase or redeem any shares of its capital stock or other equity interests;

     (j) grant any kind of Encumbrance with respect to any material part of its assets, real or personal, tangible or intangible;

     (k) amend any Tax Return, or make or change any Tax election or take any Tax reporting position; or

     (l)  agree or commit to do any of the foregoing.

     4.3  NOTIFICATION OF CERTAIN MATTERS.  Seller will promptly notify Buyer of
(i) any event of which Seller obtains Knowledge which has had or might reasonably be expected to have a material adverse effect on the Business or which if known as of the date hereof would be required to be disclosed to Buyer and (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     4.4 PERMITS AND APPROVALS. Seller will cooperate with Buyer and use its best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to) all Approvals and Permits that may be necessary or which may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement, including under the Hart-Scott-Rodino Act.

     4.5 STOCKHOLDER MEETING; PROXY MATERIAL. Seller will, in accordance with applicable Law and the Articles of Organization and bylaws of Seller, cause a meeting of its Stockholders (the "SELLER STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement. In connection with such meeting, Seller will (i) promptly prepare and thereafter mail to its Stockholders as promptly as practicable a proxy statement and all other proxy materials for such meeting, (ii) use all reasonable efforts to obtain the necessary approvals by its Stockholders of this Agreement and the transactions contemplated hereby and
(iii) otherwise comply with all legal requirements applicable to such meeting.

     4.6 CONDITIONS. Seller will use its best efforts to take all actions reasonably necessary or appropriate to cause each condition set forth in SECTION
6.2 to be fulfilled on or before the Closing.

     4.7 INTERIM BALANCE SHEET. Seller shall prepare and deliver to Buyer at least two days before the Closing Date its best estimate of Seller's balance sheet as of the Closing Date (the "INTERIM BALANCE SHEET") so that the parties may determine the Indebtedness of Seller to be used in making the determination described in SECTION 1.3.

                                      ARTICLE V
                                 COVENANTS OF BUYER

     5.1  NOTIFICATION OF CERTAIN MATTERS.  Buyer will promptly notify Seller of
(i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing Date and
(ii) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     5.2 MANAGEMENT OF BUSINESS AFTER CLOSING DATE. Buyer shall use its reasonable best efforts to cooperate with the Surviving Corporation's management to manage the Business after the Closing Date in a manner that does not adversely affect the Aggregate Earnout Consideration, and to provide the Surviving Corporation during 1999 with working capital adequate (a) to replace any working capital lines of credit of Seller in existence as of the Closing Date that are terminated or reduced by Buyer subsequent to such date, and (b) to finance Seller's projected cost of operations during such year (as disclosed to, and approved by, Buyer prior to the Closing Date, which approval will not be unreasonably withheld, or as mutually agreed thereafter).

     5.3 PERMITS AND APPROVALS. Buyer will cooperate with Seller and use its best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to) all Approvals and Permits that may be necessary or which may be reasonably requested by Seller to consummate the transactions contemplated by this Agreement, including under the Hart-Scott-Rodino Act

     5.4 REPRESENTATION ON SURVIVING CORPORATION'S BOARD. Subsequent to the Closing Date and until April 30, 2000, Buyer will take any and all necessary action, as a stockholder of Surviving Corporation or otherwise, so that the Stockholder Representative shall serve at all times as a director of Surviving Corporation, so long as the Stockholder Representative is able and willing to do so.

                                    ARTICLE VI
                               CONDITIONS TO CLOSING

     6.1 GENERAL CONDITIONS. The obligations of the parties to consummate the Merger are subject to satisfaction of the following conditions:

     (a) STOCKHOLDER APPROVAL. This Agreement, including the appointment of the Stockholder Representative as provided in SECTION 9.5, must have been approved and adopted by the requisite affirmative vote of the holders of Common Stock in accordance with Seller's Articles of Organization and the MBCL.

     (b) HART-SCOTT-RODINO. Any applicable waiting period under the Hart-Scott-Rodino Act relating to the Merger must have expired or been terminated.

     (c) NO RESTRAINING ACTION. No Action shall have been instituted or threatened against Buyer, Seller, Acquisition Corp. or their respective Subsidiaries before any Governmental Entity, seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

     (d) MERGER. The Articles of Merger shall have been filed with the Secretary of State of the Commonwealth of Massachusetts.

     6.2 CONDITIONS TO OBLIGATIONS OF BUYER. Unless waived, in whole or part, in writing by Buyer, Buyer's obligations hereunder are subject, before or at the Closing, to satisfaction of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in ARTICLE II shall be true at the Closing Date with the same effect as though made at such time. Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or before the Closing Date, and Seller shall have delivered to Buyer a certificate of Seller in form and substance satisfactory to Buyer, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer to such effect.

     (b) MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in or affecting the Business since the Balance Sheet Date.

     (c) OPINION OF COUNSEL. Buyer must have received at the Closing from Foley, Hoag & Eliot LLP, counsel to Seller, an opinion dated the Closing Date, in form and substance satisfactory to Buyer.

     (d) CORPORATE PROCEEDINGS. True and complete copies of all corporate proceedings and documents effecting the authorization and approval of the Transaction Documents and the transactions contemplated thereunder by Seller, certified by the Chief Executive Officer and the Clerk of Seller, shall have been furnished to Buyer.

     (e) TRANSACTION DOCUMENTS. Seller shall have executed and delivered the Transaction Documents other than this Agreement.

     (f) APPROVALS AND PERMITS. Seller must have obtained all Approvals and Permits necessary to consummate the transactions contemplated hereby.

     (g) PAYMENT OF BONUSES. Seller shall have paid all bonuses and other amounts referred to in SCHEDULE 2.3(d) before or contemporaneously with the Closing.

     6.3 CONDITIONS TO OBLIGATIONS OF SELLER. Unless waived, in whole or part, in writing by Seller, Seller's obligations hereunder are subject, before or at the Closing, to satisfaction of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in ARTICLE III shall be true at the Closing Date with the same effect as though made at such time. Buyer shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or before the Closing Date, and Buyer shall have delivered to Seller a certificate of Buyer in form and substances satisfactory to Seller, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer to such effect.

     (b) OPINION OF COUNSEL. Seller must have received at the Closing from O'Melveny & Myers LLP, counsel to Buyer, an opinion dated the Closing Date, in form and substance satisfactory to Seller.

     (c) CORPORATE PROCEEDINGS. True and complete copies of all corporate proceedings and documents effecting the authorization and approval of the Transaction Documents and the transactions contemplated thereunder by Buyer, certified by the Chief Executive Officer and the Secretary of Buyer, shall have been furnished to Seller.

     (d) BUYER'S FACILITIES. Seller's executive officers shall have been given the opportunity to visit Buyer's facilities during normal business hours and in a manner so as not to interfere with normal business operations.

     (e) TRANSACTION DOCUMENTS. Buyer must have executed and delivered the Transaction Documents other than this Agreement.

                                     ARTICLE VII
                             TERMINATION OF OBLIGATIONS

     7.1 TERMINATION OF AGREEMENT. Notwithstanding anything herein to the contrary, this Agreement and the transactions contemplated by this Agreement will terminate if the Closing does not occur on or before the close of business on February 28, 1999, unless extended by mutual consent in writing of Buyer and Seller and otherwise may be terminated at any time before the Closing as follows and in no other manner:

     (a)  MUTUAL CONSENT.  By mutual consent in writing of Buyer and Seller.

     (b) CONDITIONS TO BUYER'S PERFORMANCE NOT MET. By Buyer by written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in
SECTION 6.1 OR 6.2.

     (c) CONDITIONS TO SELLER'S PERFORMANCE NOT MET. By Seller by written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in SECTION 6.1 OR 6.3.

     (d) INACCURATE INFORMATION. By Buyer if any material information (whether or not in writing) delivered by or on behalf of Seller, Company or any Subsidiary to Buyer is inaccurate or incomplete in any material respect.

     (e) HART-SCOTT-RODINO. By Buyer if Buyer receives a request for further information under the Hart-Scott-Rodino Act from either the FTC or Department of Justice, and Buyer believes, based on advice from its counsel, that such request for additional information will likely result in a challenge by the FTC or Department of Justice of the transactions contemplated by this Agreement.

     (f) MATERIAL BREACH. By Buyer or Seller if there has been a material misrepresentation or other material breach by the other party in its representations, warranties and covenants set forth herein; provided, however, that if such breach is susceptible to cure, the breaching party will have ten business days after receiving notice from the other party of its intention to terminate this Agreement if such breach continues in which to cure such breach.

     7.2  EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
SECTION 7.1, all further obligations of the parties under this Agreement will terminate without further liability of any party to another; provided that the obligations of the parties contained in SECTION 9.3 and SECTION 9.6 will survive any such termination. A termination under SECTION 7.1 will not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

                                     ARTICLE VIII
                                   INDEMNIFICATION

     8.1 OBLIGATIONS OF SELLER. Seller will indemnify and hold harmless Buyer and each Buyer Subsidiary, and their respective directors, officers, employees, Affiliates, agents and assigns from and against any and all Losses of Buyer or any Buyer Subsidiary, directly or indirectly, as a result of, or based upon or arising from (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement; (b) any third party claims or demand regarding the conduct of the Business before the Closing, whether asserted before or after the Closing, unless such claim or demand, or the facts and circumstances giving rise to such claim or demand, have been disclosed on the Disclosure Schedule; (c) any claims by Buyer under the agreement to purchase the assets of 14-20 Linden Street Partnership being entered into contemporaneously with this Agreement or
(d) any other matter specifically described in the Escrow Agreement and not included within (a) through (c). All amounts owed by Seller to Buyer will be paid out of the Escrow Fund in accordance with the Escrow Agreement. Notwithstanding anything herein to the contrary, Seller will not be liable to indemnify any Person: (i) until the total amount of all Indemnifiable Claims exceeds $250,000, provided, however, that if said sum of $250,000 is exceeded, Seller's obligation to Buyer hereunder will include payment of said $250,000, as well as the excess over that amount,(ii) except to the extent of amounts in the Escrow Funds, as the same may be supplemented from time to time pursuant to
SECTION 1 hereof, (iii) in excess of any limitation contained in the Escrow Agreement and not set forth herein, or (iv) for aggregate Indemnifiable Claims in excess of $5,850,000.

     8.2 OBLIGATIONS OF BUYER. Buyer will indemnify and hold harmless the Stockholders from and against any Losses of the Stockholders, directly or indirectly, as a result of, or based upon or arising from, any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement.

     8.3  PROCEDURE.

     (a) Any party seeking indemnification with respect to any Loss shall give notice to the party required to provide indemnity hereunder on or before the date specified in SECTION 9.1. The Stockholder Representative shall act on behalf of Seller and the Stockholders for all purposes under this ARTICLE VIII in accordance with SECTION 9.5. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any Actions brought against the Indemnified Party in respect of matters embraced by the indemnity with counsel satisfactory to the Indemnified Party, but the Indemnified Party shall have the right to conduct and control the defense, compromise or settlement of any Indemnifiable Claim if the Indemnified Party chooses to do so, on behalf of and for the account and risk of the Indemnifying Party who shall be bound by the result so obtained to the extent provided herein, provided, however, that no Indemnifiable Claim shall be settled by an Indemnified Party unless the Indemnifying Party shall consent thereto, which consent shall not be unreasonably withheld or delayed. If, after a request to defend any

Action, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the latter suffered by it in good faith is conclusive in its favor against the Indemnifying Party, provided however that, if the Indemnifying Party has not received reasonable notice of the Action against the Indemnified Party, or is not allowed to control its defense, judgment against the Indemnified Party is only presumptive evidence against the Indemnifying Party. Each party hereto, to the extent that it is or becomes an Indemnifying Party, hereby stipulates that a judgment against the Indemnified Party shall be conclusive upon the Indemnifying Party. The parties shall cooperate in the defense of all third party claims which may give rise to Indemnifiable Claims hereunder. Counsel for the Indemnifying Party shall be entitled to participate in the defense of any Action brought against the Indemnified Party and to be named as co-counsel of record; counsel for the Indemnified Party shall be lead counsel in all phases of any such litigation and if counsel for the respective parties cannot agree on any matter with respect to such defense, the determination of counsel for the Indemnified Party shall be final. The fees and expenses of counsel for Seller as an Indemnifying Party, as provided in the preceding sentence, shall be paid from the Escrow Fund if and to the extent, and only if and to the extent, that the same are incurred in connection with (i) the review of pleadings and documents generated by parties to the Action, other than Surviving Corporation, and other than documents produced in discovery, (ii) consultation with Buyer's counsel, or services requested of Seller's Counsel by Buyer's counsel, in connection with such Action, and (iii) attendance by no more than one attorney at court proceedings, other than depositions, in such Action. In connection with the defense of any claim, each party shall make available to the party controlling such defense any books, records or other documents within its control that are reasonably requested in the course of such defense.

     8.4 Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party in respect of a Loss shall be adjusted as follows:

     (a) If such Indemnified Party is liable for any additional Taxes as a result of the payment of amounts in respect of an Indemnifiable Claim, the Indemnifying Party will pay to the Indemnified Party in addition to such amounts in respect of the Loss within 15 days after being notified by the Indemnified Party of the payment of such liability an amount equal to such additional Taxes.

     (b) The Indemnified Party shall reimburse the Indemnifying Party an amount equal to the net reduction in any year in the liability for Taxes (that are based upon or measured by income) of the Indemnified Party or any member of a consolidated or combined tax group of which the Indemnified Party is, or was at any time, part, which reduction is actually realized with respect to any period after the Closing Date and which reduction would not have been realized but for the amounts paid (or any audit adjustment or deficiency with respect thereto, if applicable) in respect of a Loss, or amounts paid by the Indemnified Party pursuant to this paragraph (a "NET TAX BENEFIT"). The amount of any Net Tax Benefit shall be paid not later than 15 days after the date on which such Net Tax Benefit shall be realized. Any expenses associated with the realization of a net Tax Benefit or any contest or proceeding with respect to a Net Tax Benefit shall be deemed to reduce such Net Tax Benefit.

                                     ARTICLE IX
                                   MISCELLANEOUS

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and agreements contained in this Agreement will survive the Closing until April 30, 2000 and then expire in all respects.

     9.2 PUBLIC ANNOUNCEMENTS. Buyer and Seller will consult with each other before issuing any press releases or making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement before such consultation.

     9.3 CONFIDENTIALITY. All information disclosed by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) will be kept confidential by such other party and its representatives and will not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, or as may otherwise be required by Law or (v) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this SECTION 9.3, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

     9.4 ASSIGNMENT. The respective rights of Buyer and Seller under this Agreement are not assignable.

     9.5 STOCKHOLDER REPRESENTATIVE. Seller and the Stockholders, by virtue of their approval of this Agreement, will be deemed to have irrevocably constituted and appointed, Y. C. Chang, effective as of the Effective Time, (together with his permitted successors, the "Stockholder Representative"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement or any transactions contemplated by the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him under either this Agreement or the Escrow Agreement, to waive any terms and conditions of any such agreement (other than the Merger Consideration), to give and receive notices on their behalf and to be their exclusive representative with respect to any Action arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any Action for which the Buyer or the Acquisition Company may be entitled to indemnification and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Stockholder Representative shall not be liable for any action taken or not taken by him in connection with his obligations under this Agreement in the absence of his own gross negligence or willful misconduct. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his successor, who shall serve and exercise the powers of Stockholder Representative hereunder, shall be named by those persons holding a majority of the Shares of Common Stock.

     9.6 EXPENSES. Except as otherwise provided herein, Buyer and Seller will bear all expenses incurred by it in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation therefor. Without limiting the generality of the foregoing, Seller will pay all of the reasonable fees and expenses of Foley, Hoag & Eliot LLP and Arthur Andersen & Co. incurred in connection with the transactions contemplated hereby, and Buyer shall to the extent necessary provide Seller with the funds necessary to pay such expenses within a reasonable time after the presentation of invoices therefor.

     9.7 NOTICES. All notices (including other communications required or permitted) under this Agreement must be in writing and must be delivered:
(a) in person; (b) by registered, express or certified mail, postage prepaid, return receipt requested; (c) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee; or
(d) by facsimile or other generally accepted means of electronic transmission with a verification of delivery. Notices are deemed delivered at the earlier of the date such notice is actually received by a party or two days after such notice is given. Notices to Seller must be given at the addresses below, but any party may furnish, from time to time, other addresses for notices to it.

     If to Buyer, at:                        with a copy to:

     740 Calle Plano                         O'Melveny & Myers
     Camarillo, CA 93012                     1999 Avenue of the Stars
     Attn:  Steven J. Goldman                Suite 700
                                             Los Angeles,  California 90067
     Telephone:  (805) 987-8741
     Telecopier: (805) 484-0445              Telephone:  (310) 553-6700
                                             Telecopier:  (310) 246-6779
                                             Attn:  Kendall R. Bishop, Esq.

     If to Seller, at:                       with a copy to:

     20 Linden Street                        Foley, Hoag & Eliot LLP
     Boston, Massachusetts                   One Post Office Square
     Attn: Y.C. Chang                        Boston, Massachusetts

     Telephone: (617) 782-3331               Telephone:  (617) 832-1000
     Telecopier:(617) 783-1713               Telecopier:  (617) 832-7000
                                             Attn:  Edward N. Gadsby, Esq.

          The addresses to which notices or demands are to be given may be changed from time to time by notice served as provided above. Delivery of notice to the copied parties above is not notice to Buyer or Seller, as the case may be.

     9.8 FURTHER ASSURANCES. Seller will, upon the request of Buyer, from time to time execute and deliver such additional certificates, agreements and other documents and take such other actions as Buyer reasonably requests, to render effective the transactions contemplated hereby.

     9.9 SECTIONS AND OTHER HEADINGS. Sections or other headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     9.10 INTEGRATED AGREEMENT. This Agreement and the exhibits and schedules hereto constitute the entire agreement between the parties hereto, and no agreements, understandings, restrictions, warranties or representations exist between the parties other than those set forth herein or provided for herein. All exhibits, schedules and appendices attached to this Agreement are incorporated herein.

     9.11 AMENDMENTS; WAIVERS. All parties must approve any amendment to this Agreement. Any waiver of any right or remedy requires the consent of the party waiving it. Every amendment or waiver must be in writing and designated as an amendment or waiver, as appropriate. No failure by any party to insist on the strict performance of any provision of this Agreement, or to exercise any right or remedy, will be deemed a waiver of such performance, right or remedy, or of any other provision of this Agreement.

     9.12 INTERPRETATION. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel. The parties waive any statute or rule of law to the contrary. Unless the context otherwise requires: (i) a term has the meaning assigned to it; (ii) "or" is not exclusive; (iii) words in the singular include the plural, and words in the plural include the singular; (iv) "herein," "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Section, Subsection, paragraph, clause, or other subdivision; (v) all references to "Section", "Schedule" or "Exhibit" refer to the particular Section, Schedule or
Exhibit in or attached to this Agreement; and (vi) "including" and "includes," when following any general provision, sentence, clause, statement, term or matter, will be deemed to be followed by ", but not limited to," and ", but is not limited to," respectively.

     9.13 COUNTERPARTS. This Agreement is being signed in several counterparts. Each of them is an original, and all of them constitute one agreement.

     9.14 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the extent possible.

     9.15 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the internal laws of the State of California (without reference to its rules as to conflicts of law), except that the Merger will be governed by the law of the Commonwealth of Massachusetts.

     9.16 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or equity.


                    [Intentionally left blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                        POWER-ONE, INC.



                                        By:
                                           -----------------------------------
                                             Its:  President



                                        POWER-ONE ACQUISITION CORPORATION


                                        By:
                                           ---------------------------------
                                             Its:  President



                                        INTERNATIONAL POWER DEVICES, INC.


                                        By:
                                           ---------------------------------
                                             Its:  President

                                   LIST OF EXHIBITS


          Exhibit A      Definitions

          Exhibit B      Form of Stockholder Support Agreement

          Exhibit C      Form of Escrow Agreement


                                      SCHEDULES


         Schedule A      Disclosure Schedules

                                      EXHIBIT A

          "ACTION" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

          "AGREEMENT" means this Agreement by and among Buyer, Acquisition Corp. and Seller as may be amended, supplemented or modified from time to time.

          "AGGREGATE EARNOUT CONSIDERATION" has the meaning set forth in SECTION 1.9(c).

          "AGGREGATE ESCROW CONSIDERATION" means amounts paid out of the Escrow Fund from time to time to the Stockholders.

          "APPROVAL" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          "ARBITRATOR" has the meaning set forth in SECTION 1.9(d).

          "ARTICLES OF MERGER" has the meaning set forth in SECTION 1.1(b).

          "ASSOCIATE" of a Person means

               (i) a corporation or organization (other than a party to this Agreement) of which such Person is an officer or partner or, directly or indirectly, beneficially owns 10% or more of any class of equity securities;

               (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

               (iii) any relative or spouse of such Person or any relative of such spouse who has the same home as such person or who is a director or officer of Seller or any of its Affiliates.

          "AUDITED FINANCIAL STATEMENTS" has the meaning set forth in
SECTION 2.3(a).

          "AUDITORS" means Arthur Andersen LLP and Robert Sharkansky & Company, independent public accountants to Seller.

          "BALANCE SHEET" means the balance sheet as of November 30, 1998 included within the Unaudited Financial Statements.

          "BALANCE SHEET DATE" means November 30, 1998.

          "BUSINESS" means the business of Seller, any Subsidiary and the Chinese Joint Venture taken as a whole, and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets/properties, anticipated revenues/income, prospects and liabilities.

          "BUYER SUBSIDIARY" means any Person in which Buyer has a direct or indirect equity or ownership interest in excess of 50% including, after the Closing Date, the Seller.

          "CASH MERGER CONSIDERATION" has the meaning set forth in
SECTION 1.3(a).

          "CERTIFICATES" has the meaning set forth in SECTION 1.5(a). "CLOSING" means the consummation of the transactions contemplated by this Agreement.

          "CLOSING DATE" has the meaning set forth in SECTION 1.13.

          "CLOSING DATE BALANCE SHEET" has the meaning set forth in SECTION 1.7(a).

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMON STOCK" has the meaning set forth in SECTION 1.2.

          "CONTRACT" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing, to which Seller or any Subsidiary is a party.

          "DISCLOSURE SCHEDULE" means the Disclosure Schedule dated January 7, 1999 and delivered by Seller to Buyer on the date of this Agreement. The Sections of the Disclosure Schedule will be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, will be deemed to qualify ONLY that section, unless it is manifestly evident from such disclosure that it qualifies another section, in which case it will be deemed to qualify such other section.

          "DISSENTING HOLDER" has the meaning set forth in SECTION 1.4(a).

          "DOCUMENTATION" shall mean for each New Product the documentation setting forth the product specifications, application notes, testing specifications, building materials, schematics, mechanical drawings and manufacturing process.

          "EFFECTIVE TIME" has the meaning set forth in SECTION 1.1(b).

          "EMPLOYEES" means Y.C. Chang, David Liu, Qun Lu, Chi Fu Yeh, Gang Xia, Hai Pin Miao, Aileen Liu, and Fei Ma.

          "ENCUMBRANCE" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

          "ENVIRONMENTAL LAWS" has the meaning set forth in SECTION 2.21.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

          "ERISA AFFILIATE" means (i) any corporation which is a member of a group of corporations of which Seller is a member and which is a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which Seller is a member; and (iii) a member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which Seller, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

          "ESCROW AGENT" has the meaning set forth in SECTION 1.12.

          "ESCROW AGREEMENT" has the meaning set forth in SECTION 1.12.

          "ESCROW FUND" means all funds deposited by Buyer in cash with the Escrow Agent pursuant to this Agreement.

          "ESCROW CONSIDERATION" means the Original Escrow Amount, as adjusted from time to time in accordance with the provisions of this Agreement and the Escrow Agreement.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXCHANGE AGENT" has the meaning set forth in SECTION 1.5(a).

          "FINAL BALANCE SHEET" has the meaning set forth in SECTION 1.7(a).

          "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 2.3(b).

          "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

          "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "GROSS MARGIN" means Surviving Corporation's Net Sales less cost of goods sold divided by Net Sales, calculated in accordance with GAAP as applied by Buyer.

          "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

          "HAZARDOUS SUBSTANCE" means (but is not limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

          "INDEBTEDNESS" has the meaning set forth in SECTION 1.3(a).

          "INDEMNIFIABLE CLAIM" means any Loss for or against which any party is entitled to indemnification under this Agreement.

          "INDEMNIFIED PARTY" means the party entitled to indemnity under this Agreement.

          "INDEMNIFYING PARTY" means the party obligated to provide indemnification under this Agreement.

          "INDEPENDENT ACCOUNTANTS" has the meaning set forth in SECTION 1.7(c).

          "INTELLECTUAL PROPERTY" means any trade secret, secret process or other confidential information or know-how and any brand name, copyright, patent, service mark, trademark or trade name, and all registrations or applications for registration of any of the foregoing.

          "INTERIM BALANCE SHEET" has the meaning set forth in SECTION 4.7.

          "IRS" means the Internal Revenue Service or any successor entity.

          "JOINT VENTURE" has the meaning set forth in SECTION 2.26.

          "KNOWLEDGE" of any Person means actual knowledge of such Person or knowledge that such Person could reasonably be expected to have under the facts and circumstances.

          "LAW" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

          "LOSS" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

          "MBCL" has the meaning set forth in SECTION 1.1(a).

          "MATERIAL CONTRACT" means any Contract material to the Business as of or after the date hereof and includes but is not limited to those contracts deemed material by SECTION 2.5.

          "MERGER" has the meaning set forth in SECTION 1.1(a)

          "MERGER CONSIDERATION" means the Cash Merger Consideration, the Escrow Consideration and the Aggregate Earnout Consideration, collectively.

          "NET SALES" means the gross sales of Surviving Corporation's products to third parties, less any returns and customer or distributor special price discounts or any other discounts from original invoiced price, by Seller from January 1, 1999 to the Closing Date and by Buyer and any Buyer Subsidiary from the Closing Date to December 31, 1999, all as calculated in accordance with GAAP.

          "NET SALES EARNOUT" has the meaning set forth in SECTION 1.9(b).

          "NET SALES SCHEDULE" has the meaning set forth in SECTION 1.9(a).

          "NEW PRODUCT" means each of the new products set forth on the schedule described in SECTION 1.9(c) that is scheduled for introduction by Seller during 1999.

          "NEW PRODUCT EARNOUT" has the meaning set forth in SECTION 1.9(c).

          "NPI SCHEDULE" has the meaning set forth in SECTION 1.9(c).

          "OPTION" has the meaning set forth in SECTION 1.5(e).

          "ORDER" means any decree, injunction, judgment, order, ruling, assessment or writ.

          "ORIGINAL ESCROW AMOUNT" means $3,600,000.

          "PAD" means the specifications mutually developed by Buyer and Seller for each New Product that sets forth the electrical, mechanical, quality and reliability objectives, cost and any customer specific requirements for such product.

          "PERMIT" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

          "PER SHARE AGGREGATE EARNOUT CONSIDERATION" means the Aggregate Earnout divided by the number of Shares.

          "PER SHARE CASH MERGER CONSIDERATION" means the Cash Merger Consideration divided by the number of Shares.

          "PER SHARE ESCROW CONSIDERATION" means the Escrow Consideration divided by the number of Shares.

          "PER SHARE MERGER CONSIDERATION" means the sum of the Per Share Cash Merger Consideration, the Per Share Escrow Consideration and the Per Share Aggregate Earnout Consideration.

          "PERSON" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          "PLAN" has the meaning set forth in SECTION 2.15.

          "PRE-CLOSING STRADDLE PERIOD" means, with respect to any taxable period of Seller, or any Subsidiary that begins before and ends after the Closing Date, the portion of such taxable period that ends on the Closing Date.

          "QUALIFICATION/DESIGN VERIFICATION" for each New Product means the development of such product, including the development and testing of a sufficient number of prototypes, to the point in time that it meets the PAD for such product.

          "SELLER STOCKHOLDER MEETING" has the meaning set forth in SECTION 4.5.

          "SHARES" has the meaning set forth in SECTION 1.3(a); provided that for all purposes of per share distributions of any portion of the Merger Consideration, SHARES shall also include any shares deemed to be outstanding pursuant to SECTION 1.6.

          "STOCKHOLDER APPROVAL" has the meaning set forth in SECTION 1.2.

          "STOCKHOLDERS" means the holders of Common Stock at the Effective Time; provided that for all purposes of determining the individuals or entities to whom any part of the Merger Consideration is to be distributed, STOCKHOLDERS shall also include the holders of any Options after such Options are exercised, whether such exercise occurs before or after the Closing Date.

          "STOCKHOLDER REVIEW PERIOD has the meaning set forth in SECTION
1.9(a).

          "STOCKHOLDER REPRESENTATIVE" is Y. C. Chang.

          "SUBSIDIARY" means any Person in which Seller has a direct or indirect equity or ownership interest in excess of 50%.

          "SURVIVING CORPORATION" has the meaning set forth in SECTION 1.1(a).

          "TAX" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

          "TAX RETURN" means a report, return or other in formation required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller or any Subsidiary.

          "TRANSACTION DOCUMENTS" means this Agreement, the Escrow Agreement and the Articles of Merger.

          "UNAUDITED FINANCIAL STATEMENTS" has the meaning set forth in SECTION 2.3(b).